                                                             Exhibit No. EX-99.4

These  shares are held  directly by the Allyson  Lee Kim Trust of  10/15/01,  of which the Co-Trustees are John T. Kim and Susan Y. Kim, and are owned indirectly by John T. Kim as  Co-Trustee  and  immediate  family member of, and sharing the same household with, Allyson Lee Kim, the beneficiary of this trust.